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                                KIRKLAND & ELLIS
                 PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                             200 East Randolph Drive
                             Chicago, Illinois 60601

To Call Writer Direct:            312 861-2000                   Facsimile:
   312 861-2000                                                 312 861-2200


                                November 9, 2001


IMC Global Inc.
and each of the Guarantors
of the Exchange Notes
100 South Saunders Road
Suite 300
Lake Forest, IL 60045


         Re:      REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NO. 333-71510
                  --------------------------------------------------------------

Ladies and Gentlemen:

                  We are issuing this opinion letter in our capacity as special legal counsel to IMC Global Inc., a Delaware corporation (the "Issuer"), and each of the other guarantors listed on Schedule A hereto (such guarantors are hereinafter referred to as the "Guarantors" and the Guarantors, together with the Issuer, are hereinafter referred to as the "Registrants"), in connection with the proposed registration by the Issuer of $400,000,000 in aggregate principal amount of the Issuer's 10.875% Senior Notes due 2008, Series B (the "Seven-Year Exchange Notes") and $300,000,000 in aggregate principal amount of the Issuer's 11.250% Senior Notes due 2011, Series B (the "Ten-Year Exchange Notes," and together with the Seven-Year Exchange Notes, the "Exchange Notes") pursuant to a Registration Statement on Form S-4 (Registration No. 333-71510) originally filed with the Securities and Exchange Commission (the "Commission") on October 12, 2001, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to indentures (as amended and supplemented from time to time, collectively the "Indenture"), dated as of May 17, 2001, between the Issuer, the Guarantors and The Bank of New York, as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer's 10.875% Senior Notes due 2008 (the "Old Seven-Year Notes"), of which $400,000,000 in aggregate principal amount is outstanding and 11.250% Senior Notes due 2011 (the "Old Ten-Year Notes," and together with the Old Seven-Year Notes, the "Old Notes"), of which $300,000,000 in aggregate principal amount (of which $200,000,000 in the aggregate principal amount was issued in May, 2001 and $100,000,000 in the aggregate principal amount was issued in October, 2001) is outstanding.



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IMC Global Inc.
November 9, 2001
Page 2

                  In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Articles of Incorporation and By-Laws of the Registrants, (ii) minutes and records of the corporate proceedings of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, and (iv) the Registration Statement.

                  For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

                  Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

                  Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes and the Guarantees will be validly issued and binding obligations of the Issuer and Guarantors, respectively.

                  We hereby consent to the filing of this opinion with the commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Validity of the New Securities" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the


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IMC Global Inc.
November 9, 2001
Page 3

category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                  Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware and the Delaware case law decided thereunder or the federal law of the United States.

                  This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

                  This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                       Sincerely,

                                       /s/ KIRKLAND & ELLIS

                                       Kirkland & Ellis


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                                   SCHEDULE A


Carey Salt Company
FMRP Inc.
GSL Corporation
Harris Chemical North America, Inc.
IMC Chemicals Inc.
IMC Global Operations Inc.
IMC Inorganic Chemicals Inc.
IMC Kalium Ogden Corp.
IMC Phosphates Company
IMC Potash Carlsbad Inc.
IMC Salt Inc.
IMC USA Inc.
KCL Holdings, Inc.
NAMSCO Inc.
NATI LLC
Phosphate Resource Partners Limited Partnership
The Vigoro Corporation